UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) January 11, 2005



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



         STATE OF DELAWARE                  1-143           38-0572515
         -----------------                  -----           ----------
     (State or other jurisdiction of     (Commission     (I.R.S. Employer
     Incorporation or Organization)      File Number)   Identification No.)

     300 Renaissance Center,                              48265-3000
     Detroit, Michigan                                     (Zip Code)
     ----------------------------------------------------------------------
                    (Address of Principal Executive Offices)



        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

With respect to Form 8-K, Item 2.05, Costs Associated with Exit or Disposal
Activities:

(a) On January 11, 2005 management of General Motors Corporation (GM) and a group of investors reached a definitive agreement for the sale of GM's Electro-Motive Division to the investor group;
(b) GM expects to incur no material net charges in connection with this transaction.
(c) GM expects to incur no material net charges or losses in connection with this transaction.
(d) GM expects to incur no material net charges that will result in future cash expenditures in connection with this transaction.

On January 12, 2005, GM issued the following press release:

GM Agrees To Sell Electro-Motive Division

DETROIT - General Motors Corp. (NYSE: GM), Greenbriar Equity Group LLC and Berkshire Partners LLC today announced that they have reached a definitive agreement in which GM will sell its Electro-Motive Division (EMD) to an investor group led by Greenbriar and Berkshire Partners. Terms of the transaction will not be disclosed.

The sale agreement covers substantially all of the Electro-Motive businesses, including North American and international locomotives; power, marine and industrial products; the spare parts and parts rebuild business; and all of Electro-Motive's locomotive maintenance contracts worldwide. Both the LaGrange, Illinois and London, Ontario manufacturing facilities are included in the agreement.

The proposed sale is contingent on completing negotiations with the United Auto Workers Union (UAW) and the subsequent ratification by its members. The transaction is expected to close in the first quarter of 2005.

"Greenbriar and Berkshire Partners have a long-term commitment to creating value in the railroad industry that extends back to the 1980s. Electro-Motive has outstanding products, employees and a truly global franchise, and we believe the company's prospects are bright," stated Reginald Jones, a managing partner of Greenbriar Equity Group.

"GM is pleased to have Greenbriar and Berkshire Partners acquiring the company," said William Happel, GM vice president and general manager of Electro-Motive. "These groups have a long-established reputation for excellence as rail industry investors and financiers. As an independent company with access to the resources of the new owners, Electro-Motive will be well positioned to continue to service its customers and grow the business."

Electro-Motive employs approximately 2,600 hourly and salaried people. The company designs, manufactures, markets, sells, and services freight and passenger diesel-electric locomotives and diesel marine and power generation products for use worldwide. Since the early 1930's, Electro-Motive and its associates have produced more than 58,000 diesel-electric locomotives for customers in 73 countries. Electro-Motive diesel engines are used in over 100 countries worldwide. Additional information may be found at www.gmemd.com.

General Motors, the world's largest vehicle manufacturer, employs about 325,000 people globally. Founded in 1908, GM has been the global automotive sales leader since 1931. GM today has manufacturing operations in 32 countries and its vehicles are sold in 192 countries.

Greenbriar Equity Group LLC is focused exclusively on making private equity investments in the global transportation industry, including companies in freight and passenger transport, commercial aerospace, automotive, logistics, and related sectors. Greenbriar and Berkshire Partners LLC have entered into a strategic joint venture and co-investment agreement to address transportation and related investment opportunities. Greenbriar manages $700 million of committed limited partner capital and co-investment commitments and, together with Berkshire, has access to more than $1 billion for investment in privately negotiated equity investments within the transportation industry. Additional information may be found at www.greenbriarequity.com.

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm's investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services. Berkshire has been an investor in over 80 operating companies with more than $11.0 billion of acquisition value and combined revenues in excess of $15.0 billion. Additional information may be found at www.berkshirepartners.com.



                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  January 12, 2005              By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)